MassMutual Select Funds – N-SAR Exhibits

For Period Ending 12/31/08
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Small Company Growth Fund (Series 23)

On September 24, 2008, Registrant purchased 5,110 shares of common stock issued by Waste Connections at a price of $32.50 per share, amounting to a $166,075 aggregate purchase price.  Raymond James Financial, an affiliate of Eagle Asset Management, Inc., participated in the underwriting syndicate.  J.P. Morgan Chase was the broker from whom the Fund purchased shares.